                                  FIRST AMENDMENT
                       TO RESTATED CREDIT AGREEMENT AND NOTE

     This First Amendment to Restated Credit Agreement and Note dated as of September 1, 1998 by and between IPG HOLDINGS LP, a Delaware limited partnership ("Borrower"), INTERTAPE POLYMER GROUP INC., a Canadian corporation ("Guarantor") and COMERICA BANK, a Michigan banking corporation ("Bank").

     WHEREAS, Borrower, Guarantor and Bank entered into a Restated Revolving Credit Agreement dated as of May 8, 1998 ("Agreement"), pursuant to which Borrower incurred certain indebtedness and obligations to Bank and issued to Bank a certain Eurodollar Revolving Note in the face amount of Fifty Million Dollars ($50,000,000) made by Borrower to Bank as of May 8, 1998 ("Note");

     WHEREAS, Borrower, Guarantor and Bank desire to amend certain provisions of the Agreement on the terms and conditions hereof;

     NOW, THEREFORE, it is agreed:

A.   DEFINITIONS

     1. Capitalized terms used herein and not defined to the contrary have the meanings given them in the Agreement.

B.   AMENDMENT TO AGREEMENT

     1. Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

          "1.1 Subject to and upon the terms and conditions herein set forth, the Bank hereby establishes a Revolving Credit Facility in favor of the Borrowers ("Revolving Credit") which may be utilized by direct advances under Section 1.2 below and/or for Letters of Credit issued under Section 1.4 hereof; PROVIDED, HOWEVER that the aggregate principal amount of advances under the Revolving Facility, plus the aggregate face amount of Letters of Credit at any one time outstanding, plus the aggregate principal amount of advances outstanding under the ATC Note, shall at no time exceed the Commitment Amount."

     2. Section 7.1 of the Agreement is hereby amended by adding thereto the following definition, immediately prior to the definition of "Affiliate" appearing in such Section 7.1:

          "`ATC Note' shall mean the Eurodollar Revolving Note made by American Tape Co. to the order of Bank as of September 1, 1998 in the face amount of Ten Million Dollars

          ($10,000,000) and any extensions, renewals or replacements thereof or amendments thereto."

C.   AMENDMENT TO NOTE

     1. The Note is hereby amended by (i) replacing the period appearing at the end of the second paragraph on page 2 thereof with a semi-colon, and (ii) inserting the following clause (g) immediately after such semicolon:

          "(g) the principal amount of the requested Advance, plus the sum of (i) the principal amount of advances outstanding under the ATC Note (defined in the Loan Agreement), and
               (ii) the face amount of the Letters of Credit (defined in the Loan Agreement) shall not exceed the Commitment Amount (defined in the Loan Agreement).

     2. The Note is hereby amended by (i) replacing the period appearing at the end of clause (e) on page 7 thereof with a semi-colon, and (ii) inserting the following clause (f) immediately after such semi-colon:

          "(f) the occurrence of any "Event of Default" under, and as defined in, the ATC Note."

D.   REPRESENTATIONS

     Borrower hereby represents and warrants that:

     1. Execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Borrower's powers, have been duly authorized, are not in contravention of law or the terms of Borrower's Certificate of Limited Partnership or Agreement of Limited Partnership, and do not require the consent or approval of any governmental body, agency, or authority.

     2. This Amendment, and the Agreement as amended by this Amendment, and any other documents and instruments required under this Amendment or the Agreement, when issued and delivered under this Amendment or the Agreement, will be valid and binding in accordance with their terms.

     3. The continuing representations and warranties of Borrower set forth in Sections 10.01 through 10.4 and 10.6 through 10.20 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof.

     4.   The continuing representations and warranties of Company set forth in
Section 10.5 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to Bank by Company in accordance with Section 11.13 of the Agreement.

     5. No Event of Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, has occurred and is continuing as of the date hereof.

E.   MISCELLANEOUS

     1. This Amendment may be executed in counterparts and shall be deemed to become effective upon such execution and delivery hereof and delivery to Bank of each of the other documents listed on the checklist attached hereto as Exhibit "A", all in form and content satisfactory to Bank.

     2. Borrower acknowledges and agrees that, except as specifically amended hereby or in connection herewith, all of the terms and conditions of the Agreement and the other loan documents, remain in full force and effect in accordance with their original terms.

     3. Except as specifically set forth herein, nothing set forth in this Amendment shall constitute, or be interpreted or construed to constitute, a waiver of any right or remedy of Bank, or of any default or event of default whether now existing or hereafter arising.

     4. This Amendment, and the Agreement as amended hereby, shall be interpreted, construed and governed by the laws of the State of Michigan.

     WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK                           IPG HOLDINGS LP
                                        By:  Intertape Polymer Inc.
                                        Its: General Partner
By:       /s/ Darlene Persons
    ----------------------------------

Its:             VP
    ----------------------------------

                                        By:      /s/ Andrew M. Archibald
                                            ----------------------------------

                                        Its:               CFO
                                            ----------------------------------

INTERTAPE POLYMER GROUP INC.

By:       /s/ Andrew M. Archibald
    ----------------------------------


Its:                CFO
    ----------------------------------

                           CLOSING CHECKLIST
                           -----------------
                         AMERICAN TAPE COMPANY
                    $10,000,000 REVOLVING SUBLIMIT
                                UNDER
                          IPG HOLDINGS, L.P.
                            $50,000,000
                  RESTATED REVOLVING CREDIT AGREEMENT
                                WITH
                            COMERICA BANK

I.   AUTHORITY DOCUMENTATION

     A.   American Tape Company ("ATC")

          1.   Articles of Incorporation
          2.   Unanimous Consent of Directors
          3.   Bylaws
          4.   Good Standing Certificate

     B.   IPG Holdings LP ("IPG")

          5.   Recertification of Previously Delivered Authority Documents
          6.   Officers Certificate
               a.   Exhibit "A" -- Resolution Authorizing Guaranty

     C.   Intertape Polymer Group Inc. ("Intertape")

          7.   Recertification of Previously Delivered Authority Documents
          8.   Officers Certificate
               a.   Exhibit A -- Resolution Authorizing Guaranty

II.  LOAN DOCUMENTATION

     A.   Primary Documentation

          9.   Amendment to Credit Agreement
               a.   Exhibit A -- Checklist
          10.  $10,000,000 Revolving Credit Note -- ATC
               a.   Exhibit A -- Form of Request for Advance
          11.  Guaranty -- IPG
          12.  Amendment to Guaranty -- Intertape

     B.   Miscellaneous

          13.  Opinion of Counsel to ATC and IPG
          14.  Opinion of Counsel to Intertape

                     EURODOLLAR REVOLVING NOTE

                                                       TAX I.D. NO. __________

$10,000,000                                            Detroit, Michigan
                                                       September 1, 1998

     On or before the Maturity Date, FOR VALUE RECEIVED, the undersigned, AMERICAN TAPE CO., a Delaware corporation (herein called "Borrower"), promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank"), in lawful currency of the United States of America at the main office of Bank, TEN MILLION DOLLARS ($10,000,000), or so much of said sum as has been advanced and is then outstanding under this Note, together with interest thereon as hereinafter set forth.

     This Note is a note under which Advances, repayments and re-Advances may be made from time to time, subject to the terms and conditions of this Note; provided however, in no event shall Bank be obligated to make any Advances or re-Advances hereunder (or refunds or conversions of existing Advances) in the event that and so long as any Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, shall have occurred and be continuing hereunder.

     Each of the Advances made hereunder shall bear interest at the Eurodollar-based Rate or the Prime-based Rate, as elected by Borrower, or as otherwise determined under this Note.

     Interest on the unpaid balance of each outstanding Prime-based Advance shall be payable monthly, commencing on September 1, 1998, and on the first Business Day of each succeeding month thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Prime-based Rate as a result of any change in the Prime-based Rate on the date of each such change.

     Interest on each Eurodollar-based Advance shall be payable on the last day of the Interest Period applicable thereto; provided, however, in the event that the Interest Period applicable to any such Eurodollar-based Advance is more than three (3) months, interest on such Eurodollar-based Advance shall also be payable at intervals of three (3) months from the date of such Advance. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and shall be assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto but not including the last day thereof.

     From and after the occurrence of any Event of Default hereunder, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, and so long as any such Event of Default or such condition or event remains unremedied or uncured thereafter, the indebtedness outstanding under this Note shall bear interest at a per annum rate of three percent (3%) above the otherwise Applicable Interest Rate, which interest shall be payable upon demand.

     The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment shall be noted on Bank's records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank the amount of any Advances, all accrued and unpaid interest thereon, and all other amounts payable by Borrower to Bank under or pursuant to this Note.

     The Borrower may request an Advance hereunder, including the refunding or conversion of an outstanding Advance, upon the delivery to Bank of a Request for Advance executed by an authorized representative of Borrower, subject to the following:

     (a) no Event of Default, and no condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, shall have occurred and be continuing under this Note;

     (b) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit "A";

     (c) each such Request for Advance shall be delivered to Bank by 11:00 a.m. (Detroit, Michigan time) three (3) Business Days prior to the proposed date of Advance in the case of Eurodollar-based Advances, and by 11:00 a.m. (Detroit, Michigan time) on the proposed date of Advance in the case of Prime-based Advances;

     (d) the principal amount of each Eurodollar-based Advance, plus the amount of any outstanding indebtedness to be then combined therewith having the same Applicable Interest Rate and Interest Period shall be at least Five Hundred Thousand Dollars ($500,000), and if greater, in integral multiples of One Hundred Thousand Dollars ($100,000);

     (e) the proposed date of any refunding or conversion of any outstanding Eurodollar-based Advance shall only be on the last day of the Interest Period applicable thereto;

     (f) a Request for Advance, once delivered to Bank, shall not be revocable by Borrower.

     (g) the principal amount of the requested Advance, plus the sum of (i) the principal amount of the Revolving Credit, and (ii) the face amount of Letters of Credit outstanding under the Loan Agreement shall not exceed the Commitment Amount.

     If, as to any outstanding Eurodollar-based Advance, Bank shall not receive a timely Request for Advance in accordance with the foregoing requesting the refunding of such Advance as a Eurodollar-based Advance, the principal amount of such Advance which is not then repaid shall be automatically converted to a Prime-based Advance on the last day of the Interest Period applicable thereto, subject in all respects to the terms and conditions of this Note. The foregoing shall not in any way whatsoever limit or otherwise affect any of Bank's rights or remedies under this Note upon the occurrence of any Event of Default hereunder, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default.

     Borrower may prepay all or part of the outstanding balance of any Prime-based Advance under this Note at any time. Borrower may prepay all or part of any Eurodollar-based Advance on the last day of the Interest Period applicable thereto, provided that the amount of any such partial prepayment shall be at least One Hundred Thousand Dollars ($100,000), or, if greater, in integral multiples thereof, the aggregate balance of Eurodollar-based Advances outstanding after such prepayment shall be at least One Hundred Thousand Dollars ($100,000), and the unpaid portion of such Eurodollar-based Advance which is refunded or converted shall be subject to the limitations set forth in this Note. Any prepayment made in accordance with this paragraph shall be without premium or penalty. Any other prepayment shall be otherwise restricted by and subject to the terms of this Note.

     Subject to the definition of an "Interest Period" hereunder, in the event that any payment under this Note becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Note.

     All payments to be made by Borrower to Bank under or pursuant to this Note shall be in immediately available funds, without setoff or counterclaim, and in the event that any payments submitted hereunder are in funds not available until collected, said payments shall continue to bear interest until collected. Borrower hereby authorizes Bank to charge any account of Borrower with Bank for all sums due hereunder when due in accordance with the terms hereof.

     If Borrower makes any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Borrower fails to borrow any Eurodollar-based Advance after notice has been given by Borrower to Bank in accordance with the terms of this Note requesting such Advance, or if Borrower fails to make any payment of principal or interest in respect of a Eurodollar-based Advance when due, Borrower shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Note, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

     For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Eurodollar-based Advance on the books of such Eurodollar Lending Office.

     If, with respect to any Interest Period, Bank determines that, (a) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts or for the relative maturities are not being offered to Bank for such Interest
Period, or (b) if the rate of interest referred to in the definition of "Eurodollar-based Rate" upon the basis of which the rate of interest for a Eurodollar-based Advance is to be determined does not accurately or fairly cover or reflect the cost to Bank of making or maintaining a Eurodollar-based Advance hereunder, then Bank shall forthwith give notice thereof to the Borrower. Thereafter, until Bank notifies Borrower that such circumstances no longer exist, the right of Borrower to request a Eurodollar-based Advance and to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended.

     If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Borrower. Thereafter, (a) the right of Borrower to request a Eurodollar-based Advance and to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended, and thereafter, Borrower may select only the Prime-based Rate as the Applicable Interest Rate hereunder, and (b) if Bank may not lawfully continue to maintain an outstanding Advance to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period with respect to such outstanding Advance.

     If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

     (a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to this Note or any Advance hereunder or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or any other amounts due under this Note in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by the jurisdiction in which Bank's principal executive office or Eurodollar Lending Office is located); or

     (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance under this Note;

and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Note by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen
(15) days of Borrower's receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. The Bank shall use reasonable efforts to advise Borrower of any event described in this paragraph within a reasonable time. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by the Bank to the Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error in computation.

     In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank), and the Bank determines that the amount of such capital or any reserve requirements (including any marginal, special, supplemental or emergency reserve requirements imposed with respect to any category of extensions of credit or assets which include "Eurocurrency Liabilities" as defined in Regulation D of the Federal Reserve System) to which Bank or its Eurodollar Lending Office is increased by or based upon the existence of any obligations of the Bank hereunder or the making or maintaining any Advances hereunder and such increase has the effect of reducing the rate of return on the Bank's (or such controlling corporation's) capital as a consequence of such obligations or the making or maintaining such Advances hereunder to a level below that which the Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, within fifteen (15) days of Borrower's receipt of written notice from Bank demanding such compensation, additional amounts sufficient to compensate the Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which the Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to the making or maintaining any Advances hereunder.
A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

     Upon the occurrence and during the continuance of any Event of Default, Bank may at any time and from time to time, without notice to the Borrower (any requirement for such notice being expressly waived by the Borrower), set off and apply against any and all of the indebtedness of Borrower to Bank any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of the Borrower and any property of the Borrower from time to time in possession of Bank, irrespective of whether or not Bank shall have made any demand hereunder and although such obligations may be contingent and unmatured. The rights of Bank under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may otherwise have.

     Upon the occurrence of any Event of Default, Bank may declare this Note due forthwith and collect, deal with and dispose of all or any part of any security in any manner permitted or authorized by the Indiana Uniform Commercial Code or other applicable law (including public or private sale) and after deducting expenses (including reasonable attorneys' fees and expenses), Bank may apply the proceeds and any deposits or credits in part or full payment of any of said liabilities, whether due or not, in any manner or order Bank elects.

     For the purposes of this Note, the following terms have the following meanings:

     "Advance" means a borrowing requested by Borrower and made by Bank under this Note, including any refunding or conversions of such borrowing, and shall include a Eurodollar-based Advance and a Prime-based Advance.

     "Applicable Interest Rate" means the Eurodollar-based Rate or the Prime-based Rate, as selected by Borrower from time to time subject to the terms and conditions of this Note.

     "Business Day" means any day, other than a Saturday, Sunday or holiday, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan.

     "Eurodollar-based Advance" means an Advance which bears interest at the Eurodollar-based Rate.

     "Eurodollar-based Rate" means a per annum interest rate which is equal to the sum of one percent (1%), plus the per annum interest rate at which Bank's Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Interest Period at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) two (2) Business Days prior to the first day of such Interest Period.

     "Eurodollar Lending Office" means Bank's office located in the Grand Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Borrower.

     "Event of Default" means the occurrence of any one of the following:

     (a) Borrower shall fail to pay the principal or interest under any Advance or shall fail to pay any other amount owing by Borrower to Bank, whether under this Note or otherwise, when due in accordance with the terms hereof or thereof;

     (b) any representation, warranty, certification or statement made or deemed to have been made by Borrower herein or in any certificate, financial statement or other document or agreement delivered to Bank pursuant hereto shall prove to be untrue in any material respect;

     (c) Borrower, IPG or Company shall fail to observe or perform any condition, covenant or agreement of Borrower, IPG or Company set forth in the Loan Agreement or any other loan or security agreement or other agreement with Bank, other than as provided in subparagraph
          (a) above, and Borrower, IPG or Company shall fail to cure such failure within any grace or cure period provided with respect thereto;

     (d) Borrower, IPG or Company shall make any assignment for the benefit of creditors, or there shall be commenced any bankruptcy, receivership, insolvency, reorganization, dissolution or liquidation proceedings by or against Borrower, IPG or Company, or the entry of any judgment, levy, attachment, garnishment or other process, or the filing of any lien against the Borrower, IPG or Company, which proceeding, if involuntary, judgment, levy, attachment, garnishment or other process shall not be discharged, dismissed, vacated or otherwise stayed by the Borrower, IPG or Company within forty-five (45) days after the commencement or filing thereof, as applicable;

     (e) Borrower, IPG or Company shall have defaulted in the payment when due and payable (whether at maturity, by reason of acceleration or otherwise), after the expiration of any applicable cure period, of the principal of or interest on any indebtedness for borrowed money, or the maturity of any such indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract, agreement or instrument providing for the creation of or concerning or otherwise governing or evidencing such indebtedness, or any event or condition shall have occurred and be continuing which, with the giving of notice or the passage of time, or both, would permit any holder or holders of such indebtedness, any trustee or agent acting on behalf of such holder or holders, or any other person, to accelerate the maturity of such indebtedness.

     (f)  occurrence of any "Event of Default" under the Loan Agreement.

     "Interest Period" means a period of 1, 2, 3 or 6 months; as selected by Borrower pursuant to the terms of this Note, commencing on the day a Eurodollar-based Advance is made, provided that:

     (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if the next succeeding Business Day falls in another calendar month, the Interest Period shall end on the next preceding Business Day, and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and

     (b) no Interest Period shall extend beyond the maturity date of this Note.

     "IPG" shall mean IPG Holdings LP, a Delaware limited partnership.

     "Loan Agreement" shall mean that certain Restated Revolving Credit Agreement dated May 8, 1998 among IPG, Company and Bank as amended.

     "Maturity Date" has the meaning given it in the Loan Agreement.

     "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

     "Prime Rate" means the per annum interest rate established by Bank at its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

     "Prime-based Rate" shall mean a per annum interest rate which is equal to the greater of (i) the Prime Rate; or (ii) the rate of interest equal to the sum of (a) one percent (1%) and (b) the rate of interest equal to the average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers (the "Overnight Rates"), as published by the Federal Reserve Bank of New York, or, if the overnight Rates are not so published for any day, the average of the quotations for the Overnight Rates received by Bank from three (3) Federal funds brokers of recognized standing selected by Bank, as the same may be changed from time to time. Effect shall be given to any change in the Prime-based Rate as a result of any change in the Prime Rate or Overnight Rates on the date of any such change in the Prime Rate or Overnight Rates, as applicable.

     "Request for Advance" means a Request for Advance issued by Borrower under this Note in the form annexed to this Note as Exhibit "A".

     Capitalized terms used herein and not defined to the contrary have meanings given them in the Loan Agreement.

     Borrower agrees to make all payments to Bank of any and all amounts due and owing by Borrower to Bank hereunder, including, without limitation, the payment of principal and interest on any Advance, on the date provided for such payment, in United States Dollars in immediately available funds at any the office of Bank located in the State of Michigan, or such other address as Bank may notify Borrower in writing.

     No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have, whether by other instruments or by law.

     This Note had been deemed to have been delivered in Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

     BORROWER AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OR THE INDEBTEDNESS HEREUNDER.

     THE BORROWER ACKNOWLEDGES THAT ANY APPROVAL OR EXTENSION OF CREDIT PURSUANT TO THIS NOTE IS EXTENDED BY THE BANK FROM ITS PRINCIPAL OFFICE IN DETROIT, MICHIGAN.


                                       AMERICAN TAPE CO.


                                       By:  /s/ Andrew Archibald
                                            -----------------------------------


                                       Its:     [ILLEGIBLE]
                                            -----------------------------------

                             EXHIBIT "A"
                         REQUEST FOR ADVANCE

     The undersigned hereby requests COMERICA BANK ("Bank") to make a(an) ___________________________* Advance to the undersigned on ___________________,
____, in the amount of ________________________________ Dollars ($______) under the Promissory Note dated as of _________, 1998, issued by the undersigned to said Bank in the face amount of Ten Million Dollars ($10,000,000) (herein called "Note"). The Interest Period for the requested Advance, if applicable, shall be __________________________**. The last day of the Interest Period for the amount being converted or refunded hereunder, if applicable, is _________________________, 19___.

     The undersigned certifies that no Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, has occurred and is continuing under the Note, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof. If the amount advanced to the undersigned under the Note shall at any time exceed the face amount thereof, the undersigned will pay such excess amount on demand.

     The undersigned hereby authorizes said Bank to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding, in which case it shall refund or convert that portion stated above of the existing outstandings under the Note.

     Dated this ______ day of ____________________________, ________.


                                        AMERICAN TAPE CO.


                                        By: ___________________________________

                                        Its: __________________________________

---------------------

*   Insert Eurodollar-based or Prime-based Advance.

**  Insert one 1, 2, 3 or 6 months.